Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II with respect to Tradr 2X Long ACHR Daily ETF, Tradr 2X Long APP Daily ETF, Tradr 2X Long ALAB Daily ETF, Tradr 2X Long MDB Daily ETF, Tradr 2X Long QBTS Daily ETF, Tradr 2X Long QUBT Daily ETF, Tradr 2X Long RGTI Daily ETF, Tradr 2X Long TEM Daily ETF, Tradr 2X Long UPST Daily ETF, and Tradr 2X Long ZS Daily ETF, each a series of shares of Investment Managers Series Trust II, under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 24, 2025